Exhibit 10.12

CONTINGENT STOCK RIGHTS AGREEMENT

This CONTINGENT STOCK RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of [•], 2024, is entered into by and among (i) TRTL Holding Corp., a Delaware corporation, (“Pubco”), (ii) Jereme Kent, in his individual capacity; and (iii) Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Terms capitalized but not defined herein shall have the meaning ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, TortoiseEcofin Acquisition Corp. III, a Cayman Islands exempted company (“TortoiseCorp III”), TRTL III Merger Sub, Inc., a Delaware corporation, and One Energy Enterprises Inc., a Delaware corporation (the “Company”) entered into that certain Business Combination Agreement dated August 14, 2023 (the “Original Business Combination Agreement”); and

WHEREAS, (i) TortoiseCorp III, (ii) TRTL III First Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco (“TRTL Merger Sub”) (iii) OEE Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco (“Company Merger Sub”), (iv) the Company, and the other parties named therein, have entered into that certain Amended and Restated Business Combination Agreement, dated as of February 14, 2024 (as amended from time to time in accordance with the terms thereof, the “A&R Business Combination Agreement”) to amend and restate the Original Business Combination Agreement, pursuant to which, among other things, (a) Company Merger Sub will merge with and into the Company (the “Company Merger”) and as a result of which (i) the Company shall survive the Company Merger as a wholly owned subsidiary of Pubco, and (ii) the Company Options shall be assumed by Pubco with the result that such assumed Company Options shall be replaced with Assumed Options) exercisable into Pubco Common Shares (with equitable adjustments to the number and exercise price of such assumed Company Options) and (b) TRTL Merger Sub will merge with and into TortoiseCorp III (the “TRTL Merger” and together with the Company Merger, the “Mergers”), and as a result of which (i) TortoiseCorp III shall survive the TRTL Merger as a wholly owned subsidiary of Pubco, with the TortoiseCorp III shareholders receiving substantially equivalent securities of Pubco and (ii) each issued and outstanding TortoiseCorp III Share (other than treasury shares) shall be converted automatically into the right to receive one Pubco Common Share and one (1) CSR (with the certain holders of TortoiseCorp III Private Units waiving their right to receive CSRs for their TortoiseCorp III Class B Shares (or shares of TortoiseCorp III Class A Shares issued upon conversion of TortoiseCorp III Class B Shares)), all upon the terms and subject to the conditions set forth in the A&R Business Combination Agreement and in accordance with the provisions of applicable law; and

WHEREAS, as a result of the Company Merger, each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration with each Company Shareholder being entitled to receive its allocable portion of the Transaction Share Consideration as set forth in the A&R Business Combination Agreement; provided that certain Pubco Common Shares, otherwise deliverable to Jereme Kent as Transaction Share Consideration shall be set aside by Pubco and deposited into the CSR Escrow Account.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Board of Directors” means the board of directors of Pubco.

“Board Resolution” means a copy, delivered to the Rights Agent, of a resolution certified by a duly authorized officer of Pubco to have been duly adopted by a majority of the Disinterested Directors or a written consent signed by the requisite Disinterested Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Change of Control” means:

(a) any acquisition on any date after the Closing by any Person/Group of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Common Stock that, with the Pubco Common Shares already held by such Person/Group, constitutes more than 50% of the total voting power of the Pubco Common Shares; provided, however, that for purposes of this subsection, the acquisition of additional Pubco Common Shares (other than with respect to an acquisition that results in a Person/Group owning 100% of the outstanding Pubco Common Shares) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco Common Shares; or

(b) any acquisition on any date after the Closing of Pubco by another entity by means of (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of Pubco Common Shares outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Closing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Company Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company Merger Sub” shall have the meaning assigned to such term in the Recitals to this Agreement.

“CSR” means the right of Qualifying CSR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement.

“CSR Cancellation Trigger” means (i) the first date on which the Pubco VWAP is greater than $12.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing after the Closing and ending on the Trading Day immediately prior to the date of determination prior to the CSR Maturity Date or (ii) the occurrence of an event set forth in Section 2.4(g)(i).

“CSR Holder” means a Person in whose name a CSR is registered in the CSR Register at any date of determination and which Person was either (i) a public shareholder of TortoiseCorp III that did not elect to redeems his, her or its TortoiseCorp III Common Shares in connection with the Closing of the Business Combination or (ii) an investor in a Transaction Financing.

“CSR Maturity Date” shall have the meaning assigned to such term in Section 2.4(a).

“CSR Register” shall have the meaning assigned to such term in Section 2.2(b).

“Depositary” has the meaning set forth in Section 2.2(c).

“Disinterested Director” means an independent director disinterested in this Agreement (i.e., such independent director is not a party to this Agreement) then serving on TortoiseCorp III’s Board of Directors.

“Escrow Agent” shall have the meaning assigned to such term in Section 2.3.

“Escrow Agreement” shall have the meaning assigned to such term in Section 2.3.

“Escrowed Shares” shall have the meaning assigned to such term in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event” shall have the meaning assigned to such term in Section 2.4(g).

“Governmental Entity” shall mean any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission or other authority (including the North American Electric Reliability Corporation and any regional transmission organization or independent system operator), branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any public or private arbitral body or mediator.

“Mergers” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Notice of CSR Maturity Date and Instruction Letter” shall have the meaning assigned to such term in Section 2.4(b).

“Permitted Delays” shall have the meaning assigned to such term in Section 2.4(d).

“Permitted Transfer” means a transfer of one or more CSRs (i) upon death of a CSR Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) made by operation of applicable law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) in the case of CSRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; (vii) to Pubco or its Affiliates; as provided in Section 2.7.

“Person” means an individual, corporation, partnership (inclduing a general partnership, limited partnership or limited liability partnership), limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Person/Group” means either (a) a Person or (b) two or more Persons that are deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Pubco Common Shares” means, shares of voting common stock, par value $0.0001 per share, of Pubco.

“Qualifying CSR Holder” shall have the meaning assigned to such term in Section 2.4(c).

“Qualifying CSR Holder Certification” shall have the meaning assigned to such term in Section 2.4(c).

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” shall have the meaning assigned to such term in Section 2.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Suspension Event” shall have the meaning assigned to such term in Section 2.8(b).

“Tax” means any tax or similar charge, levy or other assessment of any kind, including income, corporate, capital, excise, property, sales, use, turnover, value added and franchise tax, deduction, withholding and custom duty, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“TortoiseCorp III” shall have the meaning assigned to such term in the preamble of this Agreement.

“TortoiseCorp III Class A Shares” means, prior to the Domestication, TortoiseCorp III’s Class A ordinary shares, par value $0.0001 per share.

“TortoiseCorp III Class B Shares” means, prior to the Domestication, TortoiseCorp III’s Class B ordinary shares, par value $0.0001 per share.

“TortoiseCorp III Common Shares” means (a) prior to the consummation of the Domestication, collectively, the TortoiseCorp III Class A Shares and the TortoiseCorp III Class B Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of TortoiseCorp III.

“TRTL Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“TRTL Merger Sub” shall have the meaning assigned to such term in the Recitals to this Agreement.

1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

ARTICLE II

CONTINGENT STOCK RIGHTS

2.1 CSRs. The CSRs represent the rights of CSR Holders to receive a contingent payment in the form of Pubco Common Shares (or in such other form as is provided for herein) pursuant to this Agreement. One CSR shall be issued by Pubco along with each whole Pubco Common Share (excluding any fractional shares) that is issued (i) in the TRTL Merger to a public shareholder that did not elect to redeems his, her or its Tortoise III Common Shares in connection with the Closing of the Business Combination, and (b) to an investor in a Transaction Financing.

2.2 Nontransferable. The CSRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CSRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

2.2 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CSRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will create and maintain a register (the “CSR Register”) for the purpose of (i) identifying the CSR Holders and (ii) registering CSRs in book-entry position and Permitted Transfers thereof. The Rights Agent shall make the CSR Register available to Pubco and Jereme Kent upon reasonable request.

(c) Without limiting the restriction on transferability set forth in Section 2.2, every request made to transfer a CSR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered CSR Holder or CSR Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such CSR Holder or CSR Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall promptly notify Pubco in writing that it has received such written notice. Upon receipt of such notice from the Rights Agent, Pubco shall in good faith reasonably determine whether the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, and if Pubco so reasonably determines that such transfer does so comply, Pubco shall instruct the Rights Agent in writing to register the transfer of the applicable CSRs in the CSR Register. All duly transferred CSRs registered in the CSR Register shall be the valid obligations of Pubco, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CSR shall be valid until registered in the CSR Register in accordance with this Agreement. The CSR Register shall be conclusive absent manifest error. Any transfer or assignment of CSRs shall be without charge (other than the cost of any transfer Tax or similar Tax or charge) to the applicable CSR Holder. Pubco and the Rights Agent may require payment from the applicable CSR Holder or recipient of the applicable CSR of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer and/or may require the applicable CSR Holder or recipient of the applicable CSR to establish to the satisfaction of Pubco and the Rights Agent that such stamp or other Tax or charge has been paid or is otherwise not payable.

(d) The CSRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors, the “Depositary”). Without limiting Sections 2.2 and 2.3(c), a CSR (but not any fraction of a CSR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e ) The transfer and exchange of beneficial interests in the CSRs will be effected through the Depositary, in accordance with the provisions of this Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange.

(d) A CSR Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CSR Register. Such written request must be duly executed by such CSR Holder. Upon receipt of such written request, the Rights Agent shall promptly record the change of address in the CSR Register.

2.4 Escrowing of Shares. For good and valuable consideration, including the performance of the obligations of the other parties hereto described herein, and in connection with the Merger, promptly following the Closing (but no later than 3 Business Days following the date of the Closing), Pubco shall instruct Continental Stock Transfer & Trust Company, in its capacity as the Exchange Agent, to deliver to Continental Stock Transfer & Trust Company, in its capacity as escrow agent (the “Escrow Agent”), certain Pubco Common Shares (the “Escrowed Shares”), in accordance with the terms of the A&R Business Combination Agreement. The Escrowed Shares are 5,500,000 Pubco Common Shares, which represent the maximum number of Pubco Common Shares that could be distributed to CSR Holders (assuming all such CSR Holders constituted Qualifying CSR Holders and all CSRs were outstanding as of the CSR Maturity Date) pursuant to the terms of this Agreement, with such Escrowed Shares to be held in escrow pursuant to an escrow agreement (the “Escrow Agreement”) in a form to be mutually agreed, and only released in accordance with the terms thereof.

2.5 Procedures for Satisfaction of Contingent Stock Rights; Qualifying CSR Holders.

(a) Notice of CSR Maturity Date or CSR Cancellation Trigger. Subject to Section 2.5(b) below, on the first Business Day after the second anniversary of the Closing (such date, or if occurring prior to the second anniversary of the Closing, the date of an applicable Change of Control as contemplated by Section 2.5(g)(ii), the “CSR Maturity Date”), Pubco will issue a press release and make appropriate filings with the Securities and Exchange Commission (the “SEC”) announcing the occurrence of the CSR Maturity Date. If prior to the CSR Maturity Date, a CSR Cancellation Trigger shall have occurred, Pubco will issue a press release and make appropriate filings with the SEC announcing the occurrence of the CSR Cancellation Trigger.

(b) Notice of CSR Maturity Date and Instruction Letter. No later than the date that is 10 days following the CSR Maturity Date, Pubco will deliver written notice to the Rights Agent of the occurrence of the CSR Maturity Date, for further delivery to the CSR Holders along with a written statement setting forth the requirements contained in Section 2.4(c) to become a Qualifying CSR Holder and instructions for providing such information (a “Notice of CSR Maturity Date and Instruction Letter”).

(c) Requirements of Qualifying CSR Holders. In order to be eligible to receive Escrowed Shares on the CSR Maturity Date, a CSR Holder must deliver to Pubco in the manner and within the period of time specified in the Notice of CSR Maturity Date and Instruction Letter, any information (including any IRS Form W-9s or W-8s) reasonably requested by Pubco as specified in the Notice of CSR Maturity Date and Instruction Letter in connection with satisfying its obligations under this Agreement (collectively, a “Qualifying CSR Holder Certification”). Each CSR Holder who completes the aforementioned requirements shall be designated as a “Qualifying CSR Holder”.

(d) Delivery of Issuance Statement. No later than the date that is 20 Business Days following the deadline for Qualifying CSR Holder Certifications set forth in the Notice of CSR Maturity Date and Instruction Letter, unless a CSR Cancellation Trigger shall have occurred, Pubco shall deliver to the Rights Agent (i) a written statement setting forth the Escrowed Shares issuable to each Qualifying CSR Holder (the “Issuance Statement”) and (ii) any letter of instruction reasonably required by the Rights Agent related to the issuance of the Escrowed Shares with respect to any such Qualifying CSR Holders; provided, however, that Pubco may delay the delivery of the Issuance Statement if there is any (A) issuance by the SEC of any stop order suspending the effectiveness of any registration statement upon which any of the Pubco Common Shares that may be distributed pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (B) delisting or pending delisting of any Pubco Common Shares that may be distributed pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, (C) receipt by Pubco of any notification with respect to the suspension of the qualification of Pubco Common Shares that may be distributed pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose or (D) Suspension Event (collectively, the matters described in clauses (A) through (D), “Permitted Delays”).

(e) Release of Escrowed Shares to Qualifying CSR Holders. The Rights Agent will promptly, and in any event within 10 Business Days following its receipt of the Issuance Statement as well as any letter of instruction reasonably required by the Rights Agent (subject to any reasonable delay in the event of a Permitted Delay), coordinate with Pubco (including in any capacity as Pubco’s transfer agent) to instruct the Escrow Agent to release the Escrowed Shares, subject to Section 2.4(h), to each Qualifying CSR Holder (with any such Pubco Common Shares so issued being in uncertificated book-entry form). Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to issue to (x) the Qualifying CSR Holders an aggregate amount of Pubco Common Shares in excess of the Escrowed

Shares or (y) any Qualifying CSR Holder any fractional Pubco Common Shares. If any fractional Pubco Common Shares would otherwise be required to be issued to a Qualifying CSR Holder but for this sentence, the number of Pubco Common Shares to be issued to such Qualifying CSR Holder shall be rounded down to the nearest whole number. For the avoidance of doubt, (i) each CSR held by a CSR Holder that is not a Qualifying CSR Holder shall be deemed to be immediately and automatically cancelled as of the CSR Maturity Date, with no further consideration owed to such CSR Holder and (ii) each CSR held by a Qualifying CSR Holder shall be deemed to be immediately and automatically cancelled upon the issuance of the Escrowed Shares to such Qualifying CSR Holder, or as otherwise contemplated by Section 2.4(j).

(f) Release of Escrowed Shares to Jereme Kent. Notwithstanding anything herein to the contrary, if at any time prior to the CSR Maturity Date, the CSR Cancellation Trigger shall have occurred, (A) all CSRs shall be deemed immediately and automatically cancelled as of the date of the CSR Cancellation Trigger and (B) the Rights Agent shall cause the Escrow Agent to release the Escrowed Shares to Jereme Kent pursuant to the Escrow Agreement.

(g) Change of Control. If, prior to the second anniversary of the Closing, a Change of Control occurs and the consideration in such Change of Control (including the aggregate value of any and all cash, equity securities, debt securities or other assets, with such value being determined pursuant to the documents effecting the Change of Control) attributable to any Pubco Common Share has an aggregate value that:

(i) is equal to or greater than $12.00 per Pubco Common Share, then from and after the date of the Change of Control, a CSR Cancellation Trigger shall have occurred; or

(ii) is less than the per share value of a Pubco Common Share specified in Section 2.5(g)(i) for the applicable date of the Change of Control, then the Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) shall remain in escrow with the Escrow Agent for future release on or after the CSR Maturity Date (or such earlier date as Pubco and the Rights Agent may mutually agree) pursuant to the terms of this Section 2.5 (as the same may be reasonably modified by Pubco solely to equitably account for any changes of the securities or other consideration held in escrow as a result of the Change of Control, so as to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement); provided, however, that if any Change of Control occurs pursuant to this clause (ii), the consideration for which consists solely of cash, then, the date of such Change of Control shall be, for all purposes hereunder, the CSR Maturity Date and Pubco shall promptly issue a press release so stating and the parties hereto shall take such other actions pursuant to this Section 2.5 consistent with the CSR Maturity Date being the date of such Change of Control with respect to the CSRs to effect as near as possible the intent of this Section 2.4 (including, to the extent determined by Pubco, causing the release of escrowed cash funds (received as consideration for the Escrowed Shares as a result of the Change of Control) to be released to Qualifying CSR Holders in lieu of issuances of Pubco Common Shares).

Pubco (or any successor thereto pursuant to a Change of Control) shall promptly, and in any event, within 5 Business Days following any Change of Control, provide written notice to the Rights Agent of such Change of Control.

(h) Adjustments for Extraordinary Events. Notwithstanding anything in this Agreement to the contrary, if prior to the CSR Maturity Date there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Common Stock, repurchase or other change in the corporate structure of Pubco affecting the Pubco Common Shares (each, an “Extraordinary Event”), the terms of this Agreement shall be deemed modified to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided to the CSR Holders pursuant to this Agreement, with any specific modifications to be as determined by Pubco, in its reasonable discretion. Pubco (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within 5 Business Days following any Extraordinary Event, provide written notice to the Rights Agent of such Extraordinary Event.

(i) Withholding. Pubco or its Affiliate shall be entitled to deduct and withhold, or Pubco may cause the Rights Agent to deduct and withhold from any CSR Property otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax law as reasonably determined by Pubco. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CSR Holder, Pubco shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CSR Holders in order to provide a reasonable opportunity for the Qualifying CSR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding. Pubco, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CSR Holder are valid under applicable law until subsequently notified by such Qualifying CSR Holder. Pubco or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable law, Pubco shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

(j) No Liability. None of Pubco, the Rights Agent or any other party hereto shall be liable to any Qualifying CSR Holder for all or any portion of any such Qualifying CSR Holder’s Common Stock issuable on the CSR Maturity Date properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any information or other matters to be delivered by a Qualifying CSR Holder to any other party hereto has not been delivered prior to the time that is immediately prior to the time at which (i) all or any portion of such Qualifying CSR Holder’s Pubco Common Shares would otherwise escheat to or become the property of any Governmental Entity or (ii) this Agreement would terminate pursuant to Section 5.10(b), such Pubco Common Shares shall, to the extent permitted by applicable law, become the property of Pubco, free and clear of all claims or interest of any Person previously entitled thereto and such applicable CSRs shall be deemed immediately and automatically cancelled.

(k) Authorized Shares. The Pubco Common Shares issuable to Qualifying CSR Holders on the CSR Maturity Date will, when issued, (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws; and (v) assuming the accuracy of the representations of the applicable Qualifying CSR Holder to be delivered to Pubco on or after the CSR Maturity Date, the Pubco Common Shares issued to Qualifying CSR Holders pursuant to the terms hereof will be issued in compliance with all applicable federal or state securities or “blue sky” laws and not be issued in violation of any options, warrants, calls, rights (including preemptive rights), the organizational documents of Pubco, commitments or agreements to which Pubco is a party or by which it is bound.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Pubco.

(a) The CSRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CSRs to any CSR Holder.

(b) The CSRs will not represent any equity or ownership interest in Pubco, any constituent company to any of the transactions contemplated by the A&R Business Combination Agreement or any of their respective Affiliates.

2.6 Ability to Abandon CSR. A CSR Holder may at any time, at such CSR Holder’s option, abandon all of such CSR Holder’s remaining rights in a CSR by transferring such CSR to Pubco or any of Pubco’s Affiliates without consideration therefor and as of such time of transfer such CSR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit Pubco or any of Pubco’s Affiliates from offering to acquire or acquiring any CSRs for consideration from the CSR Holders, in private transactions or otherwise, in its sole discretion.

ARTICLE III

THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Pubco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by Pubco, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Pubco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Pubco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Pubco with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by Pubco with respect to same), but all such statements and recitals are and shall be deemed to have been made by Pubco or any other applicable party only;

(g) the Rights Agent will have no liability and shall be held harmless by Pubco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Pubco); nor shall the Rights Agent be responsible for any breach by Pubco of any covenant or condition contained in this Agreement;

(h) Pubco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out of pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the gross negligence, bad faith or willful or intentional misconduct of the Rights Agent or its Affiliates or representatives; or is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i) Pubco agrees to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Pubco on or prior to the date hereof and to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from Pubco for all documented reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) subject to federal securities laws, the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Pubco or have a pecuniary interest in any transaction in which Pubco may be interested, or contract with or lend money to Pubco or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Pubco or any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n) except instructions to the Rights Agent as contemplated by this Agreement, the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the A&R Business Combination Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Pubco specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Pubco has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent (that is reasonably agreeable to Pubco) has been appointed. Notice of such removal will be given by Pubco to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Pubco (by determination of the Board of Directors) will as soon as is reasonably possible appoint a qualified successor Rights Agent (which must be a Person reasonably agreeable to Jereme Kent). Notwithstanding the foregoing, if Pubco shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Pubco will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CSR Holders, which may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide sufficient notice thereof to the CSR Holders. Each notice will include the name and address of the successor Rights Agent. If Pubco fails to give such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the expense of Pubco.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Pubco, Jereme Kent and the retiring or terminated Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring or terminated Rights Agent. On request of Pubco or the successor Rights Agent, the or terminated retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

AMENDMENTS

4.1 Amendments without Consent of CSR Holders.

(a) Without the consent of Jereme Kent, any CSR Holders or the Rights Agent, Pubco, when authorized by a Board Resolution, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of Jereme Kent or the CSR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i) to evidence the succession of another Person to Pubco and the assumption by any such successor of the covenants of Pubco herein as provided in Section 5.2;

(ii) to add to the covenants of Pubco such further covenants, restrictions, conditions or provisions as Pubco shall reasonably determine to be for the protection of the CSR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(v) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CSR Holder.

(b) Without the consent of any CSR Holders, Pubco, when authorized by a Board Resolution and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco and the Rights Agent in order to reduce the number of CSRs to reflect any transfers and cancellations of CSRs pursuant to Section 2.6.

4.2 Amendments with Consent of CSR Holders and other Parties.

(a) In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CSR Holders), Pubco, when authorized by a Board Resolution and with the consent of the Rights Agent (not to be unreasonably withheld, conditioned or delayed), may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco, Jereme Kent (in his individual capacity) and the Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CSR Holders holding at least a majority of the outstanding CSRs. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of one or more of the CSR Holders.

(b) In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of outside counsel selected by Pubco stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. Pubco will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CSR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide notice thereof to the CSR Holders and the other applicable parties hereto; provided, that any failure to so notify the CSR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

4.3 Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CSR Holder and party hereto will be bound thereby.

ARTICLE V

OTHER PROVISIONS OF GENERAL APPLICATION

5.1 Notices to Rights Agent and Pubco. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, on the date of delivery if sent via e-mail (with confirmation of transmission and no subsequent notice of failure of receipt) if sent prior to 5:00 pm Findlay, Ohio time on a Business Day or on the next succeeding Business Day if not sent prior to such time on a Business Day, on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or solely with respect to notices and other communications to be given to CSR Holders, on the date of any public filing or the issuance of any press release by Pubco with respect to such notice or other communication. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Pubco, to:

One Power Company

12385 Township Road 215

Findlay, OH 45840

Attention: Jereme Kent

Email: jeremekent@oneenergyllc.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker

Telephone No.: 202.689.2987

Email: andy.tucker@nelsonmullins.com

If to the Rights Agent, to:

Continental Stock Transfer & Trust Company

1 State Street - 30th Floor

New York, NY 10004

Attention: Corporate Actions Department

E-mail: [ ]

If to Jereme Kent, to:

12385 Township Road 215

Findlay, OH 45840

Attention: Jereme Kent

Email: jeremekent@oneenergyllc.com

If to a CSR Holder, to the physical address or email address, as applicable, on file with Pubco or its transfer agent for such CSR Holder or via public filing or the issuance of a press release.

Any party hereto may specify a different physical address or email address by giving notice in accordance with this Section 5.1.

5.2 Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by Pubco’s successors and assigns, and this Agreement shall not restrict Pubco’s, any of its assignees’ or any of its successors’ ability to effect any Change of Control or otherwise merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Each of Pubco’s successors, assigns or transferees of all or substantially all of Pubco’s assets or rights to any remaining Escrowed Shares, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent and Pubco, the due and punctual issuance of the Escrowed Shares and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Pubco shall agree to remain subject to its obligations hereunder, including issuance of the Escrowed Shares, if any.

(b) Any successor or assignee of Pubco permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Pubco is authorized to do pursuant to Section 5.2(a).

(c) Neither the Rights Agent, Jereme Kent nor any CSR Holder may assign this Agreement without Pubco’s written consent; provided that nothing contained herein shall restrict the right of any CSR Holder to sell, transfer, assign, pledge or otherwise encumber or dispose of any CSR made in accordance with the terms of this Agreement. Any attempted assignment of this Agreement in violation of this Section 5.2(c) shall be void and of no effect.

5.3 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CSR Holders and any Person acquiring CSRs through a transfer or exchange are express third party beneficiaries hereof.

5.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CSRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(b) Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.4(b) for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

(c) EACH OF THE PARTIES TO THIS AGREEMENT AND ANY THIRD PARTY BENEFICIARY HEREOF BRINGING A CLAIM HEREUNDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.4(c).

5.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

5.6 Public Disclosure. Pubco may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

5.7 Tax Reporting. The Rights Agent shall comply with all applicable laws, including as the foregoing relates to Tax reporting and withholding with respect to the issuance of any Escrowed Shares made pursuant to this Agreement.

5.8 Further Assurances. Pubco shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.9 Counterparts and Signature. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by electronic means).

5.10 Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the earlier to occur of (a) the date and time at which the Escrowed Shares have been issued to all Qualifying CSR Holders in accordance with the terms of this Agreement or Pubco has determined that no Escrowed Shares are due to the CSR Holders and all Escrowed Shares have been released to Jereme Kent in accordance with the terms of this Agreement or (b) the CSR Maturity Date, provided that if the Escrowed Shares have not been issued to all Qualifying CSR Holders on or prior to the CSR Maturity Date solely due to a failure by Pubco or the Rights Agent, this Agreement shall not terminate until the Escrowed Shares have been issued (including pursuant to Section 2.4(i)) in accordance with the terms of this Agreement.

5.11 Entire Agreement. This Agreement and the A&R Business Combination Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

PUBCO:

TRTL HOLDING CORP.

By:
Name:
Title:

Rights Agent:

CONTINENTAL TRUST STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Jereme Kent, in his individual capacity